Exhibit 99.1

Paramount Gold and Silver Corp. Update on SEC Temporary Trading Suspension

Ottawa, Canada – March 27, 2008 - (BUSINESS WIRE) – Paramount Gold and Silver Corp. formerly known as Paramount Gold Mining Corp. (AMEX: PZG, TSX: PZG)  (the “Company”) today confirmed that the reincorporation of  the Company was erroneously reported in its Form 10-SB filed with the  Securities and Exchange Commission (“SEC” or the “Commission”) on  November 2,  2005 under Item 1 “Description of Business”.   Specifically,  the Company was referred to as reincorporated on March 29, 2005.  In fact the Company was incorporated on March 31, 2005.   As a result, certain subsequent filings made with the Commission, may also reflect this error either directly or indirectly.  The Company’s attorney in Delaware confirmed that there were no records filed with the Delaware Secretary of State confirming any type of reincorporation, reinstatement or statutory merger.

In connection with the Company’s review of the SEC allegations leading to the trading  suspension,  the Company has identified two attorneys operating in Houston, Texas  and an individual located in Toronto, Ontario who apparently  engaged in a scheme to use  a defunct “shell” company  by the name of Panelmaster Corporation and  change its name to Paramount Gold Mining Corp. on April 14, 2005.

Based on documentation that we have obtained, as well as  other documentation within the care,  custody and control of the Commission, the Company understands that these same two Houston attorneys, either individually or acting in concert,  facilitated the formation of PanelMaster Corp. and its subsequent name change to Paramount Gold Mining Corp. by preparing and/or authorizing the appropriate corporate  filings with the Delaware Secretary of State.  Next, these same attorneys applied for and obtained  a new CUSIP number with Standard & Poor’s CUSIP Department.  In filing the application for a new CUSIP number, these attorneys represented that the Company was previously issued a CUSIP number.  This was a misrepresentation as the Company was only incorporated on March 31, 2005 and no CUSIP number was previously issued.  Also in connection with falsifying the CUSIP number, these same attorneys contacted NASDAQ in connection with the reorganization of the Company with respect to its new name and new CUSIP number.    The actions by these individuals resulted in the Company,  an entity formed in March 2005, securing a trading symbol from the defunct entity PanelMaster Corporation, a company with a similar name to the Company’s original name, PanelMaster Corp.

According to Mr. Christopher Crupi, the Company’s current chief executive officer, Mr. Crupi originally retained  Canadian counsel to incorporate a company which would facilitate capital formation and ultimately enable the Company, to go public in either the US or Canadian market. There was never any discussion regarding purchasing a “shell” company.   Canadian counsel then engaged the services of one or both of the attorneys in Houston  to facilitate the formation of a new corporate entity.  Mr. Crupi had no knowledge of the involvement of these

individuals.       It is unclear at this time whether or not Canadian counsel had knowledge as to the true nature of the actions undertaken by these attorneys.   Subsequent to the formation of the Company,  Canadian counsel advised Mr. Crupi of the formation of the entity,  its name change,  CUSIP number  and its trading symbol.    From Mr. Crupi’s perspective,  Canadian counsel had done their job and there was no reason to question the actions or statements of a duly licensed attorney in the province of British Columbia.    However,  with the Commission’s temporary trading suspension,  Mr. Crupi only recently discovered that the facts as represented to him by the Company’s  former legal counsel were  not accurate.

Mr. Crupi, the Company’s chief executive officer, on learning of these events remarked:

“I am outraged that such an event could happen and that two attorneys who were never introduced to the Company could perpetuate such a scheme and place the Company under scrutiny with the SEC, AMEX, and investing public. Since filing its initial registration statement in November 2005, the Company has always made, to the best of its knowledge at the time,   full and accurate disclosure in its public filings.”

In order to insure the integrity of the markets, and full and complete disclosure,  the Company’s Board of Directors has established an independent committee of the Board to study all aspects of the matter.  The committee has been authorized to hire professionals, make recommendations to the entire Board, including possible legal action against the culpable parties as well as determining  whether further public disclosure is required.

The Company also remains committed to taking whatever remedial action recommended by either the SEC or the AMEX.

Mr. Crupi further remarked that “While these events have been an unfortunate diversion for management, the Company continues to expand its exploratory operations in its mining concessions in the San Miguel properties in Mexico.  Investors have enabled us to focus on these activities and management will not lose sight of its overall business objectives.”

Based on the foregoing information,  investors should not rely on the Company’s prior assertions that the Company  denies the allegations contained in the SEC’s trading suspension.  Rather the facts and allegations made by the Commission should be reviewed in conjunction with the Company’s ongoing initiatives to identity the culpable parties, disclosure issues  and undertake to take such curative measures as required by either the SEC, AMEX or other regulatory bodies.

Pursuant to the order issued by the Commission, the trading suspension in the United States terminates at 11:59 p.m. E.T on March 27, 2008.

"Safe-Harbor" Statement: This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company may not be realized. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially.

Contacts:

Paramount Gold and Silver Corp.

Christopher Crupi, CEO

613.226.9881